Exhibit 99.1

Shareholder Relations	NEWS RELEASE

288 Union Street, Rockland, MA 02370	Contact:
Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660
Denis K. Sheahan
Chief Financial Officer
(781) 982-6341
ROCKLAND TRUST COMPANY ANNOUNCES
$30 MILLION SUBORDINATED DEBT ISSUANCE
     Rockland, Massachusetts (August 27, 2008). Rockland Trust Company, the wholly-owned bank subsidiary of Independent Bank Corp. (NASDAQ: INDB), announced today that it had issued $30 million of subordinated debt to USB Capital Resources Inc., a wholly-owned subsidiary of U.S. Bank National Association. Rockland Trust has received the $30 million derived from the sale of the subordinated debenture and intends to use the proceeds to support growth and for other corporate purposes.
     The subordinated debenture, which qualifies as Tier 2 capital under Federal Deposit Insurance Corporation rules and regulations, was issued and sold through a private placement pursuant to a subordinated debt purchase agreement which includes customary representations, warranties, covenants, and events of default. The subordinated debenture matures on August 27, 2018. Rockland Trust may, with regulatory approval, redeem the subordinated debenture without penalty at any time on or after August 27, 2013. The interest rate for the subordinated debenture is fixed at 7.02% until August 27, 2013. After that point the subordinated debenture, if not redeemed, will have a floating interest rate determined, at the option of Rockland Trust, at either the then current: London Inter-Bank Offered Rate plus 3.00%; or, the U.S. Bank base rate plus 1.25%.
     Christopher Oddleifson and Denis K. Sheahan, the CEO/President and Chief Financial Officer, respectively, of Independent Bank Corp. and Rockland Trust Company, will discuss the subordinated debt issuance during the conference call that will be held in October 2008 in which they will also discuss Independent Bank Corp.’s third quarter 2008 results. The date and time of that call will be announced.

     Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has approximately $3.4 billion in assets. Rockland Trust offers commercial banking, retail banking, investment management, and insurance sales services from: 63 retail branches, 9 commercial lending centers, and 5 mortgage origination offices located throughout southeastern Massachusetts and on Cape Cod; and, from 4 investment management offices located throughout southeastern Massachusetts, on Cape Cod, and in Rhode Island. To find out more about the products and services available at Rockland Trust, please visit https://www.RocklandTrust.com.
     This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

2